SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report: October 20, 2003

FNBH BANCORP, INC.
(Exact name of registrant as
specified in its charter)

Michigan (State or other jurisdiction of incorporation)	000-25752 (Commission File Number)	38-2869722 (IRS Employer Identification no.)

101 East Grand River Howell, Michigan (Address of principal executive office)		48843 (Zip Code)

Registrant's telephone number, including area code: (517) 546-3150

Item 7.         Financial Statements and Exhibits.

Exhibit

99.1     Press release dated October 20, 2003.

Item 9.         Regulation FD Disclosure.

On October 20, 2003, FNBH Bancorp, Inc. issued a press release announcing third quarter results. A copy of the press release is attached as Exhibit 99.1.

The information in this Form 8-K and the attached Exhibit shall not be deemed filed for purposes of Section 18 of the Securities Exchange Act of 1934, nor shall it be deemed incorporated by reference in any filing under the Securities Act of 1933, except as shall be expressly set forth by specific reference in such filing.

SIGNATURE

        Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Dated: October 20, 2003	FNBH BANCORP, INC. (Registrant)
	By:	/s/ Janice Trouba Janice Trouba Chief Financial Officer

EXHIBIT INDEX

99.1	Press Release dated October 20, 2003 with respect to third quarter results.

EXHIBIT 99.1

FNBH Bancorp, Inc.
PRESS RELEASE

Management of FNBH Bancorp, Inc., holding company of First National Bank in Howell, announced the results for the first nine months ended September 30, 2003. Net income was $4,517,000 a $185,000 (3.9%) decrease from last year’s nine-month earnings of $4,702,000. Basic and diluted net income per share was $1.43, a decrease of $.06 (4.1%) from last year’s same period. Return on equity declined to 15.46% compared to 18.03% last year and return on assets showed similar results, decreasing to 1.43% compared to 1.58% last year.

Contributing to the decrease was a provision for loan losses of $800,000 year to date compared to a provision of $325,000 for the same period in 2002. As the economy continues to struggle we have seen increases in our past due and non accrual loans and this is reflected in the increased provision.

Overall, for the nine months ended September 30, 2003 compared to the same period for 2002, net interest income increased by $232,000 (1.8%). The increase in net interest income was primarily due to growth in average earning assets of $27.1 million and a lower cost of funding in 2003. Net interest income was adversely affected by a lower net interest margin, 4.75% in 2003 compared to 4.85% in 2002.

As of September 30, 2003 non-interest income increased $389,000 over the comparable period last year, primarily due to increased gains from the sale of mortgage loans, increased trust fees and increased service charges. These favorable items were offset by increased non interest expenses of $865,000. Non-interest expense increased primarily due to the cost of a new branch and its staff, as well as the new Operations Center that was opened in 2003, increased costs for data communications and computer service fees, and the provision for the land held for sale. Federal Income tax expense decreased $58,000.

At September 30, 2003 assets totaled $442 million, an increase of 5.1% over December 31, 2002 and an increase of 9.3% over September 30, 2002. Loans were up 6.1% from year end with growth in commercial loans of 6.4% and in mortgages of 7.4%. Compared to September 30, 2002 loans have increased 8.9%, with commercial and mortgage loans both showing increases. Deposits have increased at September 30, 2003 to $393 million, a 4.9% increase since the previous year end and a 10.6% increase over September 30, 2002. The Company continues to enjoy a strong capital position with an increase in capital of 7.6% since December 31, 2002.

At September 30, 2003 non-performing loans totaled $5,830,000 compared to $4,097,000 at December 31, 2002, and $4,501,000 at September 30, 2002.

First National Bank has been the bank for Livingston County for over 100 years and has eight branches throughout the county. The Company’s stock price can be found on the NASDAQ Bulletin Board under the symbol FNHM. Purchases can be made by calling Howe Barnes at 1-800-800-4693.

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